Mail Stop 6010

      	August 31, 2005

Mr. Frederick J. Hirt
Chief Financial Officer and Senior Vice President - Finance
Arrow International, Inc.
2400 Bernville Road
Reading, PA 19605

      Re:	Arrow International, Inc.
      Form 10-K for the fiscal year ended August 31, 2004
      Filed November 12, 2005
      File No. 000-20212

Dear Mr. Hirt:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant